EXHIBIT 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Offering Statement on Form 1-A, of our report dated June 12, 2020, with respect to our audit on the financial statements of Crush Capital, Inc. (formerly known as Trojan Horse Media Group, LLC) as of and for the years ended December 31, 2019 and 2018, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

August 7, 2020